Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-253461) pertaining to the 2021 Equity Incentive Plan and the 2011 Long Term Incentive Plan of Forward Industries, Inc. and Subsidiaries of our report dated December 27, 2024 (except Notes 1, 2 and 3, as to which the date is September 16, 2025), with respect to the consolidated financial statements of Forward Industries, Inc. and Subsidiaries for the years ended September 30, 2024 and 2023. Our audit report includes an explanatory paragraph relating to Forward Industries, Inc. and Subsidiaries’ ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Holmdel, New Jersey

September 18, 2025